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Exhibit 10.8

        CONFIDENTIAL

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

        This Confidential Separation Agreement and General Release (the "Agreement") is made and entered into between Paul R. Buckman, whose address is 200 Wildhurst Rd., Tonka Bay, MN 55331 ("Buckman") and ev3 Inc., whose address is 4600 Nathan Lane North, Plymouth, MN 55442 ("Employer"), ev3 LLC, whose address is 4600 Nathan Lane North, Plymouth, MN 55442 ("ev3 LLC") and Warburg, Pincus Equity Partners L.P., a Delaware limited partnership, ("WP").

        WHEREAS, Buckman and Employer desire to terminate the employment relationship between them in an orderly and mutually satisfactory manner; and

        WHEREAS, Buckman, Employer, and WP want to fully and finally settle all issues, differences, and actual and potential disputes between them, in accordance with the terms and conditions set forth in this Agreement;

        NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, Buckman, Employer and WP agree as follows:

1.
Employer. The term "Employer" as used in this Agreement shall include any company or person related to ev3 Inc. in the present or past, including without limitation, its predecessors, successors, parents, subsidiaries, and divisions, and any of its present and past officers, directors, committees, employees, insurers and the present and past fiduciaries of any employee benefit plan providing benefits to ev3.

2.
WP. The term "WP" as used in this Agreement shall include any company or person that is affiliated with Warburg Pincus Equity Partners LP in its relationship with Employer, in the present or past, including without limitation, its predecessors, successors, parents, subsidiaries, and divisions, and any of its present and past officers, directors, committees, employees, and insurers.

3.
Resignation. Buckman hereby acknowledges and confirms his resignation as an employee of Employer, effective January 15, 2004 ("Effective Date"). By his signature on this Agreement, Buckman acknowledges that he has voluntarily resigned his employment with Employer, and all positions as an officer or director of Employer and of any and all subsidiaries and parent of Employer, including but not limited to his position as director on the Board of Directors of ev3 Inc. and on the Board of Managers of ev3 LLC.

4.
Payments. Except as otherwise provided in this Agreement, Buckman acknowledges that Employer has made all payments due him, including, but not limited to, salary, bonus, expense reimbursement, vacation pay, board service compensation, and payments due pursuant to any contract(s) between Employer and Buckman.

5.
Separation/Consulting Payment.

  a.
  Subject to the conditions stated herein, and provided that Buckman has signed and not rescinded this Agreement, Employer shall pay to Buckman the sum equal to twelve months of Buckman's base salary, which is three hundred thirty-nine thousand six hundred twenty-five dollars ($339,625) (the "Separation/Consulting Payment"), plus a special cash payment in the amount of eighty-four thousand nine hundred six dollars ($84,906), a portion of which is attributable to a partial 2003 bonus and a portion attributable to the other commitments made by Buckman in this Agreement ("Special Cash Payment"). The Separation/Consulting Payment shall be paid in twelve (12) equal monthly installments, by check made payable to Buckman, and to be mailed to Buckman at the address above. The initial payment of the Separation/Consulting Payment shall be made no later than thirty (30) days after Employer receives the written statement required by Paragraph 7(c), with the balance of the Separation/Consulting Payment to be paid monthly thereafter. For the Separation/Consulting Payment Buckman shall be responsible for the payment of all taxes including but not limited to FICA, which are due and payable to all governmental or regulatory authorities, and recognizes that Employer will be issuing a Form 1099 for the Separation/Consulting Payment. The Special Cash Payment will be paid as set out in 5(b) below. In the event of a breach by Buckman of this Agreement, or of the Employee Agreement referred to in Section 12 of this Agreement, Employer shall (i) be entitled to cancel any outstanding installments of the Separation/Consulting Payment and the Special Cash Payment, owing nothing further to Buckman thereafter under this Agreement, and (ii) shall have the right to pursue any and all other remedies available to it, in law or in equity, for damages suffered as a result of such breach.

  b.
  The Special Cash Payment shall be paid in six (6) equal monthly installments starting no later than thirty (30) days after Employer receives the written statement required by Paragraph 7(c), and shall be reported on a Form W-2 and subject to normal legally required payroll withholdings.

  c.
  Buckman agrees that the Separation/Consulting Payment and the Special Cash Payment will constitute compensation to him and will be fully taxable. Employer will issue appropriate W-2, 1099 and/or other forms to Buckman and to the applicable governmental taxing authorities to report the payments. Buckman will properly report the payment on his individual income tax returns, and will be responsible for all related taxes, excluding the employer's share of FICA for the Special Cash Payment. Buckman represents that (1) he is legally able and entitled to receive the Separation/Consulting Payment and the Special Cash Payment; (2) he has not been involved in any personal bankruptcy or other insolvency proceedings at any time since he began his employment with Employer, and (3) no child support orders, garnishment orders, or other orders requiring that money owed to him by Employer be paid to any other person are now in effect. Buckman agrees that he will defend, indemnify and hold Employer harmless from any and all claims, actions, losses, taxes, attorney's fees, interest, penalties and expenses of any sort relating to a breach of the representations contained in this paragraph or his obligation to pay taxes on the payment.

6.
Release. As an essential inducement to Employer, ev3 LLC and WP to enter into this Agreement, Buckman, for good and valuable consideration, does hereby fully and completely release and waive any and all claims, complaints, causes of action, demands, suits, and damages, of any kind or character, which he has or may have against Employer, ev3 LLC and/or WP, arising out of any acts, omissions, conduct, decisions, behavior, or events occurring up through the date of his signature on this Agreement. Buckman understands that he is giving up any and all claims (whether now known or unknown) that he may have against Employer, ev3 LLC and/or WP, including (without limitation):

a.
claims relating to his employment, or his roles as officer or director, with Employer and the cessation of his employment, including his roles as officer or director;

b.
all claims arising out of or relating to the statements, actions, or omissions of the Employer, ev3 LLC or of WP;

c.
all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment Retraining and Notification Act, the Family Medical Leave Act, Age Discrimination in Employment Act; the Fair Labor Standards Act, the Minnesota Human Rights Act, and workers' compensation non-interference or non-retaliation statutes, and any state or local employment practices laws;

d.
all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; his activities, if any, as a "whistleblower"; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

e.
all claims for compensation of any kind, including without limitation, salary, bonuses, commissions, expense reimbursements, stock-based compensation or stock options, used or accrued vacation pay, floating holiday pay, personal time pay, personal time reservoir, sick pay, severance payments under any past, pending or future severance pay plans, short and/or long term disability benefits, life insurance benefits, accidental death and disability insurance benefits, dental, medical and vision benefits, retirement savings or 401(k) or 403(b) contributions, and payments for any other type of work, benefit, leave of absence or time off of work;

  f.
  all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages;

  g.
  all claims related to that letter agreement dated September 1, 2003 between Employer and Buckman related to Change in Control transactions which is acknowledged by all parties to be null and void as of the Effective Date; and

  h.
  all claims for attorneys' fees, costs, and interest.

        Buckman further understands that he is releasing, and does hereby release, any claims for damages, by charge or otherwise, whether brought by him or on his behalf by any other party, governmental or otherwise, and agrees not to institute any claims for damages via administrative or legal proceedings against Employer, ev3 LLC or WP. Buckman waives and releases any and all rights to money damages or other legal relief awarded by any governmental agency related to any charge or claim.

        Interests Expressly Not Included in Release.    Employer and Buckman expressly agree that the release set forth in this Section 6 does not include:

  (i)
  any claims that the law does not allow to be waived;

  (ii)
  any claims that may arise after the date on which the Buckman signs this Release;

  (iii)
  any claims that may arise under the Satisfaction Agreement which is dated as of the date hereof;

  (iv)
  Buckman's statutory or regulatory rights, if any, to continue participating in any welfare benefit, pension, or retirement plan of Employer (e.g., Buckman' right to continue health insurance coverage under COBRA);

  (v)
  Buckman's accrued benefits under any welfare benefit plan in which Buckman is now a participant (e.g., health insurance, medical spending account, dependent care account, life insurance, accidental death and dismemberment insurance, short term disability insurance, long term disability insurance), or under any pension, 401(k) or similar retirement benefit plan in which Buckman is now a participant (the vesting and provision of benefits thereunder, including the amounts and timing thereof, will continue to be governed by the terms of Employer's applicable plan document(s);

  (vi)
  any rights to indemnification by Employer under statutory or common law.

7.
Period to Consider the Release and to Rescind.

a.
Buckman has been informed he has up to twenty-one (21) days to examine this Agreement before signing it. Employer will accept this Agreement if Buckman signs and dates it at any time on or before February 5, 2004. If Buckman signs this Agreement before February 5, 2004 it will be his voluntary decision to do so because he has decided that he does not need any additional time to decide whether to sign this Agreement.

  b.
  Buckman has been advised of his right to rescind this Agreement within fifteen (15) calendar days after the date of his signature below. To be effective, the rescission must be in writing and delivered to Employer either by hand or by mail within the fifteen (15) day period. All deliveries must be made to ev3 at the following address:

Mr. Greg Morrison Vice President, Human Resources, ev3 Inc. 4600 Nathan Lane North Plymouth, MN 55442
With a copy to: Ms. Cecily Hines, V.P. and Chief Legal Officer, ev3 Inc.

    If delivered by mail, the rescission must be: (1) postmarked within the fifteen (15) day period; (2) properly addressed to ev3 at the address stated above; (3) and sent by certified mail, return receipt requested, first-class postage prepaid.

  c.
  If Buckman elects not to rescind this Agreement, Buckman shall provide Employer with a written statement, dated and signed by Buckman not before the sixteenth (16th) day after the date on which Buckman signs this Agreement, that through such date Buckman has not and will not take any action to rescind this Release as set forth in this Paragraph 7.

8.
Return of Property. Buckman represents that he has returned to Employer all its records, correspondence, computer equipment, electronic or paper files and documents, corporate credit cards, cell phone, badge and keys. Buckman acknowledges that Employer is expressly relying on this representation in entering into this Agreement. Notwithstanding the language in this paragraph to the contrary, Employer agrees that, after Buckman submits his laptop computer for "cleaning" (i.e. all proprietary Company information on the computer shall be permanently deleted from his computer,) and Buckman confirms to Employer in writing that he has not retained copies of any of Employer's information or assets, Buckman shall be allowed to retain said laptop computer permanently. Employer's representatives will work with Buckman to ensure that all deletions are made to the Employer's satisfaction and that Buckman's personal information is not erased from the laptop in the process.

9.
Unit/Stock Options. Buckman shall have the right until the close of business on January 15, 2005 to exercise any or all options to purchase units in ev3 LLC which a) are vested as of the Effective Date and b) would otherwise have vested through June 30, 2004 and which shall be allowed to vest pursuant to the vesting schedule attached to such options, provided Buckman fully complies with all terms of this Agreement. (Schedule A lists all options which will have vested as of the Effective Date and as of June 30, 2004). Notwithstanding the previous sentence, all options vesting from January 15, 2004 through June 30, 2004 shall be deemed to have vested on the first day of the month in which the vesting would otherwise occur pursuant to the vesting schedule. All unvested options as of June 30, 2004 shall be forfeited and revert to ev3 LLC. All other terms of the grants of the options to purchase ev3 LLC units shall be governed by the documents of such grants.

10.
Conditions of Separation/Consulting and Special Cash Payments. The conditions which must be met in order for the Separation/Consulting and Special Cash Payments to be owed and payable are as follows:

(a)
Employer need not make any installment payments of the Separation/Consulting and Special Cash Payments unless and until Buckman (i) executes this Agreement and does not rescind it; and (ii) complies in all respects with the requirements of Paragraph 8. In the event of a rescission by Buckman, all of Employer's obligations under this Agreement shall be null and void, but the cessation of Buckman's employment shall be unaffected.

(b)
Buckman agrees to provide consulting services to Employer, with no additional payment above and beyond the Separation/Consulting and Special Cash Payments, for the term of payments of the Separation/Consulting Payment, not to exceed ten (10) hours per month. Such consulting services shall be at Employer's reasonable request and may be related to any area of Employer's business. All such requests by Employer shall be made either by Jim Corbett or Dale Spencer, Buckman agrees to be bound by the terms of the Consulting Agreement attached hereto as Exhibit B. In the event Buckman refuses to provide such consulting services or breaches the Consulting Agreement, all unpaid installments of the Separation/Consulting Payment shall be cancelled and no longer owing.

(c)
Buckman must not be in breach of this Agreement, the Consulting Agreement or the Employee Agreement. In the event of a breach by Buckman of this Agreement or of the Employee Agreement, all unpaid installments of the Separation/Consulting Payment shall be cancelled and no longer owing.

  It is understood and agreed that the accepting by Buckman of employment with another employer shall not affect the payments owed to him under this Agreement, unless such employment is in violation of this Agreement, the Consulting Agreement or the Employee Agreement.

11.
Insurance. (a) Buckman's coverage under Employer's health, dental and life insurance plans shall continue through January 31, 2004. Thereafter, Buckman's right to continue coverage shall be governed by applicable law, plan documents, and insurance policies, and all premiums or other charges shall be the sole responsibility of Buckman. If Buckman timely elects to continue health, dental, and life insurance plan coverage for himself and/or his dependents under COBRA, or if Buckman elects to secure his own private coverage, then Employer will reimburse Buckman in an amount equal to the cost of such COBRA coverage until December 31, 2004 or until continuation COBRA coverage is, or would be, no longer available, whichever is earlier. For that time period Buckman shall submit a monthly invoice to Greg Morrison at ev3, and ev3 will reimburse Buckman for premiums paid, such reimbursement not to exceed the cost of COBRA coverage, within thirty (30) days of receipt of the invoice.

  (b)
  Buckman's disability insurance shall terminate as of the termination of his employment. However, if Buckman chooses to secure disability coverage on his own, Employer shall reimburse him the cost of such insurance up to but not exceeding the amount Employer currently is paying for Buckman's disability insurance, such reimbursement to continue through December 31, 2004, with no further reimbursement due thereafter.

12.
Business Protections. (a) The parties acknowledge and agree that the Employee Confidentiality/Restrictive Covenant Agreement dated May 20, 2003, attached hereto as Exhibit A (the "Employee Agreement"), is valid and enforceable by Employer. Buckman acknowledges and reaffirms all of his obligations under the Employee Agreement, which obligations continue in full force and effect following the execution of this Agreement, and further affirms that the Employee Agreement shall be deemed to cover both Employer and ev3 LLC from the Effective Date forward, (b) In addition Buckman recognizes and agrees that the term "Competitive Product" as defined in the Employee Agreement includes, but is not limited to, any product intended to compete with Employer's products in the areas of Left Atrial Appendage Closure, Patent Foramen Ovale Closure, and/or Percutaneous Mitral Valve Repair, which is planned, is under development, is in clinical trials, or is commercially available. (c) Notwithstanding this, Employer agrees to waive its rights under the non-compete section of the Employee Agreement with regard to Velocimed, Inc.; provided, however, that Buckman will remain bound by all of the other restrictions in the Employee Agreement including without limitation confidentiality. Employer agrees that there are no other noncompetition, nonsolicitation, confidentiality, or trade secret agreements between Employer and Buckman, and Employer releases Buckman from any such agreements that may exist; provided, however, that nothing in this Agreement shall modify or release Buckman from any obligations he has to Employer under common law. (d) Notwithstanding the language in the Employee Agreement, Buckman agrees that for the one year period set out in the Employee Agreement he will not hire any employee or consultant of Employer unless said employee or consultant has been terminated by Employer; any employee or consultant who resigns or otherwise chooses to terminate his/her relationship with Employer may not be hired by Buckman for the one year period set out in the Employee Agreement. (e) Employer represents to Buckman that under its current D&O insurance policy Buckman will continue to be covered under the policy for the covered periods while Buckman was acting as a director and officer of Employer.

13.
Future Employment. Buckman agrees that he has no future legal right to be hired, employed, or reinstated by Employer or ev3 LLC.

14.
Confidentiality.

a.
The terms of this Agreement shall be treated as confidential by Buckman and will not ever be disclosed by him to anyone except his attorney, trustee, accountant, tax advisor, or spouse, or except as may be required by law or agreed to in writing by Employer. The terms of this Agreement shall similarly be treated as confidential by Employer, ev3 LLC and WP, and will not be disclosed by Employer to anyone except Employer's attorneys or except as may be required by law or agreed to in writing by Buckman. If Buckman is asked about the circumstances of Buckman's separation from employment, Buckman may respond that a mutually-satisfactory agreement was reached. Buckman recognizes and agrees that this confidentiality provision was a significant inducement for Employer and WP to enter into this Agreement.

  b.
  Buckman agrees not to make any disparaging, negative or untrue statements about Employer, ev3 LLC, WP or any of their directors, employees, contractors, operating units and other representatives. Employer and WP agree that Buckman's termination shall be portrayed as a voluntary resignation, that the separation shall be portrayed as amicable, and that Employer will allow each officer and director to provide a full recommendation, to the extent of his/her knowledge, to third parties when requested to do so directly by Buckman. Nothing in this Paragraph is intended to limit any party from providing truthful testimony in any legal proceeding or from providing truthful information to any government or regulatory agency.

15.
Injunctive Relief. In the event of a breach of paragraph 14 of this Agreement, the non-breaching party shall be entitled to injunctive relief in addition to all other remedies provided by law or by paragraphs 10 and 16 of this Agreement.

16.
Attorneys' Fees. In the event of a breach by either party of paragraph 14 of this Agreement, the breaching party shall pay other party's attorneys' fees, costs, and disbursements incurred in enforcing its rights.

17.
Advice to Consult with an Attorney. Buckman understands and acknowledges that he is hereby being advised by Employer to consult with an attorney prior to signing this Agreement. Buckman represents that he has consulted with an attorney to the extent that he thinks appropriate, and is voluntarily signing this Agreement. Employer agrees to reimburse Buckman for his attorneys fees incurred in connection with the review of this Agreement up to an amount, but not exceeding, two thousand dollars ($2000).

18.
Investigations and Litigation.
a.
Buckman agrees that Buckman will, at any future time, be available upon reasonable notice from Employer, with or without subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities in connection with any litigation or investigation, with respect to matters concerning which Buckman has or may have knowledge as a result of or in connection with his employment by Employer or any related entity. In performing his obligations under this paragraph to testify or otherwise provide information, Buckman will honestly, truthfully, forthrightly, and completely provide the information requested. Buckman will comply with this Agreement upon notice from Employer that Employer or its attorneys believe that his compliance would be helpful in the resolution of an investigation or the prosecution or defense of claims. After January 15, 2005 Employer will pay

    Buckman for time that he spends in activities described in this paragraph and conducted at Employer's request at the rate of One Hundred Fifty Dollars ($150.00) per hour. Prior to that date, such services shall be provided with no additional compensation owed to Buckman other than the Separation/Consulting and Special Cash Payments. All time spent by Buckman under this Section 18 shall be separate and apart from the consulting services described in Section 10 of this Agreement.

  b.
  Buckman represents that he has not filed any complaint, charge, or claim against Employer, WP or ev3 LLC with any local, state or federal agency, court, or insurer; that he will not at any time hereafter for anything that has occurred up to this point; and that if any such agency, court, or insurer assumes jurisdiction of any complaint, charge, or claim against Employer, WP or ev3 LLC, Buckman will request such agency, court, or insurer, to withdraw from the matter and to dismiss it.

  c.
  Buckman further agrees that he will not voluntarily aid, assist or cooperate in any manner with any person or entity who has claims against Employer, ev3 LLC, WP or their attorneys or agents, in any claims or lawsuits which such person or entity may bring against Employerev3 LLC, or WP except that nothing in this Agreement shall prevent any party or its representative from (i) honestly testifying at any civil administrative hearing, arbitration, deposition or in court, in response to a lawful and property served subpoena, or (ii) providing truthful information to any government or regulatory agency.

19.
Non-Admission. Nothing in this Agreement is intended to be, nor will be deemed to be, an admission by Employer or by Buckman that either has violated any law or that either has engaged in any wrongdoing.

20.
Loans from Warburg Pincus. The parties have agreed that any and all loans from WP are listed on Schedule B to this Agreement. Buckman further represents and warrants that those loans listed on Schedule B constitute all loans or other form of indebtedness that have been extended to him by WP or by any affiliate of WP at any time. The parties further agree that the attached Satisfaction Agreement (Exhibit C) is an integral part of this Agreement and shall be executed by Employer, WP and Buckman as of the date hereof.

21.
Heirs/Successors. This Agreement shall be binding upon Buckman and Buckman's heirs, administrators, representatives or executors, and upon Employer, ev3 LLC, WP and their successors. Further, the obligations of Employer, ev3 LLC, WP and Buckman shall inure to the benefit of Buckman's heirs and the successors of Employer, ev3 LLC and WP. The parties agree that this Agreement may not be assigned by Buckman, other than the assignment of benefits hereunder to a trust, unless Employer agrees in writing.

22.
Documentation. The parties agree to cooperate fully with one another and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement.

23.
Breach. In the event that Employer believes that Buckman has breached one or more terms of this Agreement, it shall send Buckman written notice of such breach, outlining the breach(es) being claimed. Buckman shall have fifteen (15) days to correct such breach or to convince Employer that there was no breach. Absent that showing, Employer may then immediately terminate all payments to Buckman hereunder, and may pursue any and all other remedies it may have in law or in equity.

24.
Invalidity. If any one or more of the terms of this Agreement are deemed to be invalid or unenforceable by a court of law, the validity, enforceability, and legality of the remaining provisions of this Agreement will not, in any way, be affected or impaired thereby.

25.
Third Party Beneficiaries. Buckman expressly understands that Employer has a parent and several affiliated entities. Employer's parent and affiliated entities are each intended to be third-party beneficiaries of this Agreement, and shall have the right to fully enforce the terms of this Agreement.

26.
Voluntary and Knowing Action. Buckman represents that he has read and understands the terms of this Agreement and that he is voluntarily entering into this Agreement to resolve his disputes with Employer, ev3 LLC and WP.

27.
Governing Law and Venue. This Agreement shall be governed by, and construed and enforced in accordance with Minnesota law, except to the extent it is pre-empted by federal law. The parties agree that any dispute relating to this Agreement shall be subject to the jurisdiction of the courts within the State of Minnesota, Hennepin County.

28.
Entire Agreement. This Agreement, together with the related document referenced in this Agreement, contains all the understandings and agreements between the parties concerning Buckman's employment with and separation from employment with Employer, and Buckman's roles as officer and director of Employer and of its ev3 LLC and the cessation of those roles, and supersedes any and all prior agreements and understandings, whether written or oral, relating to the matters discussed in this Agreement. The parties agree that there were no inducements or representations leading to the execution of this Agreement except as stated in this Agreement. Any modification of or addition to this Agreement must be in writing and signed by Employer's CEO or Vice-President of Human Resources, ev3 LLC's CEO and, as to Section 20 of this Agreement, by a partner of WP.

ev3 Inc.	Employee
/s/ GREG MORRISON Greg Morrison Vice-President, Human Resources	/s/ PAUL R. BUCKMAN Paul R. Buckman
Date Signed: 1-30-04	Date Signed: 1/28/04

ev3 LLC

/s/ CECILY HINES Cecily Hines Chief Legal Officer
Date signed: 1-29-04

WARBURG, PINCUS EQUITY PARTNERS, L.P. By: Warburg, Pincus & Co. Its: General Partner
/s/ SEAN D. CARNEY Sean D. Carney, Partner
Date signed: 1-28-04

Exhibit C
SATISFACTION AGREEMENT

        THIS AGREEMENT by and among Paul Buckman, an individual residing in the State of Minnesota (the "Maker"), ev3, Inc., a Delaware corporation, and Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership (the "Holder") dated effective as of January 15, 2004.

  A.
  Maker and Holder have entered into a series of promissory notes in the original principal amounts and on the dates set forth on Exhibit A hereto (collectively, the "Notes"), with an aggregate principal of $1,728,873 and interest due and owing of $134,132 as of the date hereof.

  B.
  Maker is the owner of the following units of ev3 LLC: 214,229 Preferred A Units A, 186,795 Preferred B Units and 128,700.$ Common Units (collectively, the "Units").

  C.
  The parties acknowledge and agree that the total value of the Units is $1,863,005 as of the date hereof.

  D.
  In payment of the principal and interest of the Notes, Maker desires to transfer all of his right, title and interest in the Units to Holder.

  E.
  Holder agrees to accept Maker's Units as payment in full of the principal and interest of the Notes.

        NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intend to be legally bound and do hereby agree as follows:

        1.     Transfer of Units. Maker hereby sells, assigns, transfers, conveys all right, title and interest in, and hereby delivers the certificates for, the Units to Holder free and clear of all liens and encumbrances as payment in full of the principal and interest due under the Notes.

        2.     Acceptance of Units. Holder hereby accepts the Units as payment in full of the principal and interest due under the Notes and will deliver the original Notes to Maker stamped "paid in full".

        3.     Further Action. Each of the parties hereto shall execute and deliver such documents and instruments and take such further action as may be reasonably required to carry out the provisions hereof and to make effective the transactions contemplated hereby, including obtaining any necessary concerns or waivers from ev3, LLC and its equity holders.

        4.     Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, other than the Confidential Separation Agreement and General Release, with respect to the subject matter hereof.

        5.     Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        IN WITNESS WHEREOF, Maker and Holder have caused this Agreement to be executed as of the date first written above.

WARBURG, PINCUS EQUITY PARTNERS, L.P.
By: Warburg, Pincus & Co. Its: General Partner
/s/ PAUL BUCKMAN	By:

Paul Buckman	Its: Partner

        5.     Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        IN WITNESS WHEREOF, Maker and Holder have caused this Agreement to be executed as of the date first written above.

WARBURG, PINCUS EQUITY PARTNERS, L.P.
By: Warburg, Pincus & Co. Its: General Partner
/s/ PAUL BUCKMAN	By: /s/ SEAN D. CARNEY

Paul Buckman	Its: Partner

QuickLinks

  Exhibit 10.8
CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE
Exhibit C SATISFACTION AGREEMENT